EXHIBIT 5

BRL Law Group LLC
425 Boylston Street, 3rd Floor
Boston, Massachusetts 02116

August 11, 2010

BrainStorm Cell Therapeutics Inc.
110 East 59th Street
New York, New York 10022

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Post-Effective Amendment No. 1 on Form S-8 (the “Post-Effective Amendment”) to a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to shares of Common Stock, $.00005 par value per share (the “Shares”), of Brainstorm Cell Therapeutics Inc., a Delaware corporation (the “Company”) issued or issuable upon the exercise of stock options originally reserved for issuance under (i) the Brainstorm Cell Therapeutics Inc. 2004 Global Share Option Plan and (ii) the Brainstorm Cell Therapeutics Inc. 2005 U.S. Stock Option and Incentive Plan (collectively, the “Assumed Shares”). The Assumed Shares have been assumed by the Company pursuant to the Agreement and Plan of Merger dated November 28, 2006 between the Company and Brainstorm Cell Therapeutics Inc., a Washington corporation.

We have examined the Certificate of Incorporation of the Company and the By-Laws of the Company, each as amended to date, and originals, or copies certified to our satisfaction, of all pertinent records of the meetings (and written consents in lieu thereof) of the directors and stockholders of the Company, the Post-Effective Amendment and such other documents relating to the Company as we have deemed material for the purposes of this opinion. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted as originals, the conformity to original documents of all documents submitted as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the Delaware Constitution, the Delaware General Corporation Law statute, reported judicial decisions interpreting Delaware law and the federal laws of the United States of America.

It is understood that this opinion is to be used only in connection with the offer and sale of the Assumed Shares covered by the Post-Effective Amendment while the Registration Statement is in effect.

Based upon and subject to the foregoing, we are of the opinion that the Assumed Shares have been duly authorized for issuance and, when the Assumed Shares are issued and paid for in accordance with the terms and conditions of the Amended and Restated 2004 Global Share Option Plan and the Amended and Restated 2005 U.S. Stock Option and Incentive Plan, the Assumed Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ BRL Law Group LLC

BRL Law Group LLC